As filed with the Securities and Exchange Commission on July 17, 2017

File No. 333- ___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET ELEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	5045	90-1025599
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3363 NE 163rd St., Suite 705
North Miami Beach, Florida 33160
(305) 507-8808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan New

Chief Financial Officer

Net Element, Inc.
3363 NE 163rd St., Suite 705
North Miami Beach, Florida 33160
(305) 507-8808

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Serge Pavluk, Esq.

Snell & Wilmer L.L.P.

600 Anton Blvd, Suite 1400

Costa Mesa, California 92626

Telephone: (714) 427-7000

Facsimile: (714) 427-7799

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	4,694,528	(1)	$0.49	(2)	$2,300,318.72	$266.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock of the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock on the NASDAQ Capital Market on July 13, 2017. Under a common stock purchase agreement, Cobblestone Capital Partners, LLC has agreed to purchase up to $10,000,000 of shares of the Registrant’s common stock, and the Registrant agreed to issue Cobblestone Capital Partners, LLC as a commitment fee such number of shares of the Registrant’s common stock that would have a value equivalent to $200,000 calculated using the average of volume weighted average price for the Registrant’s common stock during the 3 trading days period immediately preceding the date of issuance of such shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JULY 17, 2017

PRELIMINARY PROSPECTUS

NET ELEMENT, INC.

4,694,528 Shares

Common Stock

This prospectus relates to the sale of up to 4,694,528 shares of common stock of Net Element, Inc., a Delaware corporation (“us”, “we”, “our”, “Net Element”, or the “Company”), by Cobblestone Capital Partners, LLC. Cobblestone Capital Partners, LLC is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $10 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on July 5, 2017, once the registration statement, of which this prospectus is a part, is declared effective.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “NETE.” On July 13, 2017, the last reported sale price per share of our common stock was $0.4785 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2017

 i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to the offering of our common stock by the selling stockholder. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

 ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. Unless we specify otherwise, all references in this prospectus to “Net Element,” “we,” “our,” “us” and “our company” refer to NET ELEMENT, INC.

Unless otherwise indicated all historical and pro forma common stock and per share data in this prospectus have been retroactively restated to the earliest period presented to account for the 1-for-10 reverse stock split that became effective on May 25, 2016.

Information About the Company

Background and Business

Company Overview

Net Element is a global financial technology and value-added solutions group that supports companies in accepting electronic payments in an omni-channel environment that spans across point-of-sale (“POS”), e-commerce and mobile devices. The Company operates in three segments as a provider of North America Transaction Solutions, Mobile Payment Solutions and Online Payment Solutions.

We enable merchants of all sizes to accept and process over 100 different payment options in more than 40 currencies, including credit, debit and prepaid payments. We also provide merchants with value-added services and technologies including integrated payment technologies, POS solutions, security solutions, fraud management, information solutions and analytical tools.

We provide a range of solutions to our clients across the value chain of commerce-enabling services and technologies. We create our value-added solutions from a suite of proprietary technology products which includes cloud-based applications, processing services, security offerings, and customer support programs that we configure to meet our clients’ individual needs.

We provide additional services including:

•	POS solutions and other adjacent business services throughout the United States provided by TOT Payments doing business as Unified Payments;

•	Proprietary cloud-based POS platform for the hospitality industry and small to medium sized businesses (“SMB”) merchants through Aptito and Restoactive;

•	Proprietary integrated, global e-commerce and mobile payments processing platform and fraud management system through PayOnline;

•	Integrated payment processing solutions to the travel industry, which includes integrations with various Global Distribution Systems (“GDS”) such as Amadeus®, Galileo®, Sabre®, additional geo filters and passenger name record (PNR) through Pay-Travel service offered by PayOnline;

•	PayNet Solutions – universal payment platform provided by PayOnline (software-as-a-service (“SaaS”) and White Label models). Providing an opportunity for top clients of PayOnline to develop their own independent business solutions.
•	Integrated direct-carrier, mobile operator billing solution for small ticket content providers and merchants throughout selected international markets provided by Digital Provider.

We have operations and offices located within the United States (“U.S.”) (domestic) and outside of the U.S. (international) where sales, customer service and/or administrative personnel are based. Through U.S. based subsidiaries, we generate revenues from transactional services, valued-added payment services and technologies for SMBs. Through wholly owned subsidiaries, we operate internationally with a focus on transactional services, mobile payment transactions, online payment transactions, value-added payment services and technologies in selected international markets.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during the contract’s term.

 Our Corporate Organization

Our Company was formed in 2010 and incorporated as a Cayman Islands exempted company with limited liability under the name Cazador Acquisition Corporation Ltd. (“Cazador”). Cazador was a blank check company incorporated for the purpose of effecting a merger; share capital exchange; asset acquisition; share purchase; reorganization or similar business combination with one or more operating businesses or assets. In 2012, Cazador completed a merger (the “Merger”) with Net Element, Inc., a Delaware corporation (“Pre-Merger Net Element”), which was a company with businesses in the online media and mobile commerce payment processing markets. Immediately prior to the effectiveness of the Merger, the Company (then known as Cazador) changed its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Effective upon consummation of the Merger, (i) Pre-Merger Net Element was merged with and into the Company, resulting in Pre-Merger Net Element ceasing to exist and the Company continuing as the surviving company in the Merger, and (ii) the Company changed its name to Net Element International, Inc. In 2013, the Company divested its non-core entertainment assets. In December 2013, the Company changed its name to Net Element, Inc. We entered the mobile payments business through the launch of Tot Money (renamed Digital Provider in 2015) in Russia in 2012. We entered the financial technology and value-added transactional service business through the acquisitions of Unified Payments in April 2013 and Aptito in June 2013. We entered the online payment business with our acquisition of PayOnline in May 2015.

Additional Information

Our principal office is located at 3363 NE 163rd Street, Suite 705, North Miami Beach, Florida 33160, and our main telephone number is (305) 507-8808. Our website address is www.netelement.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

The Offering

Common stock being offered by the selling stockholder	Up to 4,694,528 shares

Common stock outstanding	18,015,040 (as of July 14, 2017)

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $10 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used for working capital and general corporate purposes.

Nasdaq Capital Market Symbol	NETE

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Purchase Agreement with Cobblestone Capital

On July 5, 2017, we entered into a common stock purchase agreement (referred to in this prospectus as the “Purchase Agreement”), with Cobblestone Capital Partners, LLC (referred to in this prospectus as “Cobblestone Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Cobblestone Capital is committed to purchase up to an aggregate of $10 million of our shares of common stock over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, upon the earlier of (i) on or 1 business day after the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement, we will issue to Cobblestone Capital as a commitment fee such number of shares of our common stock that would have a value equivalent to $200,000 calculated using the average of volume weighted average price for our common stock during the 3 trading days period immediately preceding the date of issuance of such shares (referred to in this prospectus as the “Commitment Shares”). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Cobblestone Capital (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Cobblestone Capital under the Purchase Agreement.

As of July 14, 2017, there were 18,015,040 shares of our common stock outstanding (14,083,586 shares held by non-affiliates) excluding the 4,694,528 shares offered that will be issued or may be issuable to Cobblestone Capital pursuant to the Purchase Agreement. If all of such 4,694,528 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 26.06% of the total common stock outstanding or 33.33% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Cobblestone Capital is dependent upon the number of shares purchased by Cobblestone Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 4,694,528 shares of our common stock under the Securities Act, which includes the Commitment Shares that will be issued to Cobblestone Capital promptly after the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part and the shares of common stock which we may issue to Cobblestone Capital after this registration statement is declared effective under the Securities Act. All 4,694,528 shares of common stock are being offered pursuant to this prospectus.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the consolidated closing bid price of our common stock established by the Nasdaq Capital Market exceeds $0.25, we have the right, in our sole discretion, to present Cobblestone Capital with a purchase notice (each, a “Purchase Notice”), directing Cobblestone Capital (as principal) to purchase up to 200,000 shares of our common stock per trading day, provided that the aggregate price of such purchase shall not exceed $1 million per trading day, up to $10 million of our common stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The number of shares for each Regular Purchase may be increased to up to 750,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $0.50 per share on the date of the applicable Purchase Notice and to up to 1,000,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $1.00 per share on the date of the applicable Purchase Notice. The number of shares for each Regular Purchase may be decreased by 50% in the event the Company is delisted from the Nasdaq Capital Market.

In addition, on any date on which we submit a Purchase Notice to Cobblestone Capital and the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is equal to or greater than $0.25 per share of Common Stock, we also have the right, in our sole discretion, to present Cobblestone Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Cobblestone Capital to purchase on the next trading day (the “VWAP Purchase Date”) an amount of stock to not exceed the lesser of (i) two times the maximum number of shares allowed to be sold for a Regular Purchase with applicable consolidated closing bid price of our common stock established by the Nasdaq Capital Market or (ii) 20% of the trading volume of the Common Stock on the business day following VWAP Purchase Notice. The purchase price per share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is the lesser of (i) the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the VWAP Purchase Date; or (ii) 95% of volume weighted average price for the Common Stock on the VWAP Purchase Date.

The Purchase Price and VWAP Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price and VWAP Purchase Price.

The Purchase Agreement provides that the Company and Cobblestone Capital shall not effect any sales under the Purchase Agreement on any purchase date where the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than $0.25 per share (the “Floor Price”).

In addition, the total number of shares of common stock that may be issued under Purchase Agreement, including the Commitment Shares, will be limited to such number of shares of our common stock (the “Exchange Cap”), which equals 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap will be adjusted for any stock dividend, stock split, reverse stock split, or similar transaction. The foregoing limitation will not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of our common stock issued under the Purchase Agreement is equal to or greater than a price equal to the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the date of the Purchase Agreement. In no event will we be required or permitted to issue any shares of our common stock under the Purchase Agreement if such issuance would violate the rules or regulations of the Nasdaq Capital Market.

We will not issue any shares of our common stock under Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by Cobblestone Capital and its affiliates would result in the beneficial ownership by Cobblestone Capital and its affiliates of more than 9.99% of the then issued and outstanding shares of our common stock.

There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Cobblestone Capital. Cobblestone Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.

There are no limitations on use of proceeds, financial or business covenants, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Cobblestone Capital may not assign its rights or obligations under the Purchase Agreement.

There are no restrictions on future fundings other than the Company agreed that during the lesser of (i) 30 months from the date of the Purchase Agreement or (ii) the period when Cobblestone Capital still owns the shares of Common Stock issued to Cobblestone Capital under the Purchase Agreement, the Company will not issue without consent of Cobblestone Capital any floating conversion rate or variable priced securities convertible into Common Stock if such convertible securities shall have no floor price associated therewith (excluding any at-the-market offerings with a registered broker-dealer).

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS

You should carefully consider the following information about risks, as well as those risk factors set forth in our most recent Annual Report on Form 10-K on file with the Commission, which are incorporated by reference in this prospectus, together with the other information contained in this prospectus, before making an investment in our common stock. If any of the circumstances or events described below actually arises or occurs, our business, results of operations, cash flows and financial condition could be harmed. In any such case, the market price of our common stock could decline, and you may lose all or part of your investment.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

The extent to which we utilize the Purchase Agreement with Cobblestone Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Cobblestone Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Cobblestone Capital Transaction” section of this prospectus for additional information. Additionally, we and Cobblestone Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than $0.25 per share. Even if we are able to access the full $10 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

The sale of our common stock to Cobblestone Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Cobblestone Capital could cause the price of our common stock to decline.

We are registering for sale the approximately 307,692 Commitment Shares (estimated on the assumption that the average of volume weighted average price for our common stock during the 3 trading days period immediately preceding the date of issuance of such shares will be $0.65) that we will issue and approximately 4,386,836 shares (estimated on the assumption that the Commitment Shares will equal 307,692) that we may sell to Cobblestone Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The number of shares ultimately offered for sale by Cobblestone Capital under this prospectus is dependent upon the number of shares we elect to sell to Cobblestone Capital under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

Cobblestone Capital may ultimately purchase all, some or none of the $10 million of common stock that, together with the Commitment Shares, is the subject of this prospectus. Cobblestone Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Cobblestone Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Cobblestone Capital in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to Cobblestone Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. These statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of these factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 5 of this prospectus, these factors include:

•	the impact of any new or changed laws, regulations, card network rules or other industry standards affecting our business, including the U.S. government decision to impose sanctions or other legal restrictions that may restrict our ability to do business in Russia;

•	the impact of any significant chargeback liability and liability for merchant or customer fraud, which we may not be able to accurately anticipate and/or collect;

•	our ability to secure or successfully migrate merchant portfolios to new bank sponsors if current sponsorships are terminated;

•	our and our bank sponsors’ ability to adhere to the standards of the Visa® and MasterCard® payment card associations;

•	our reliance on third-party processors and service providers;

•	our dependence on independent sales groups (“ISGs”) that do not serve us exclusively to introduce us to new merchant accounts;

•	our ability to pass along increases in interchange costs and other costs to our merchants;

•	our ability to protect against unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise;

•	the effect of the loss of key personnel on our relationships with ISGs, card associations, bank sponsors and our other service providers;

•	the effects of increased competition, which could adversely impact our financial performance;

•	the impact of any increase in attrition due to an increase in closed merchant accounts and/or a decrease in merchant charge volume that we cannot anticipate or offset with new accounts;

•	the effect of adverse business conditions on our merchants;

•	our ability to adopt technology to meet changing industry and customer needs or trends;

•	the impact of any decline in the use of credit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general;

•	the impact of any adverse conditions in industries in which we obtain a substantial amount of our bankcard processing volume;

•	the impact of seasonality on our operating results;

•	the impact of any failure in our systems due to factors beyond our control;

•	the impact of any material breaches in the security of third-party processing systems we use;

•	the impact of any new and potential governmental regulations designed to protect or limit access to consumer information;

•	the impact on our profitability if we are required to pay federal, state or local taxes on transaction processing;

•	the impact on our growth and profitability if the markets for the services that we offer fail to expand or if such markets contract;

•	our ability (or inability) to continue as a going concern;

•	the willingness of the Company’s majority stockholders, and/or other affiliates of the Company, to continue investing in the Company’s business to fund working capital requirements;

•	the Company’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed;

•	the impact on our operating results or liquidity in the event of an unfavorable outcome on legal proceedings and claims which arise in the ordinary course;

•	the impact on our operating results as a result of impairment of our goodwill and intangible assets;

•	our material weaknesses in internal control over financial reporting and our ability to maintain effective controls over financial reporting in the future; and

•	the other factors identified in the “Risk Factors” section of this prospectus.

Forward-looking statements are based on our current expectations about future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

The COBBLESTONE CAPITAL Transaction

General

On July 5, 2017, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Cobblestone Capital is committed to purchase up to an aggregate of $10 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, upon the earlier of (i) on or 1 business day after the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement, we will issue to Cobblestone Capital the Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Cobblestone Capital under the Purchase Agreement.

As of July 14, 2017, there were 18,015,040 shares of our common stock outstanding (14,083,586 shares held by non-affiliates) excluding the 4,694,528 shares offered that may be issuable to Cobblestone Capital pursuant to the Purchase Agreement. If all of such 4,694,528 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 26.06% of the total common stock outstanding or 33.33% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Cobblestone Capital is dependent upon the number of shares purchased by Cobblestone Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 4,694,528 shares of our common stock under the Securities Act, which includes the Commitment Shares that will be issued to Cobblestone Capital and 4,386,836 shares of common stock (estimated on the assumption that the Commitment Shares will equal 307,692) which we may issue to Cobblestone Capital after this registration statement is declared effective under the Securities Act. All 4,694,528 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 4,694,528 shares of common stock included in this prospectus to Cobblestone Capital. As of the date hereof, we do not have any plans or intent to issue to Cobblestone Capital any shares of common stock in addition to the 4,694,528 shares of common stock offered hereby.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not less than $0.25 per share, we have the right, in our sole discretion, to present Cobblestone Capital with a Purchase Notice, directing Cobblestone Capital (as principal) to purchase up to 200,000 shares of our common stock per business day, up to $10 million of our common stock in the aggregate at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $1 million per trading day.

The number of shares for each Regular Purchase may be increased to up to 750,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $0.50 per share on the date of the applicable Purchase Notice and to up to 1,000,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $1.00 per share on the date of the applicable Purchase Notice. The number of shares for each Regular Purchase may be decreased by 50% in the event the Company is delisted from the Nasdaq Capital Market.

In addition, on any date on which we submit a Purchase Notice to Cobblestone Capital and our stock price is not less than $0.25 per share, we also have the right, in our sole discretion, to present Cobblestone Capital with a VWAP Purchase Notice directing Cobblestone Capital to purchase on the VWAP Purchase Date an amount of stock to not exceed the lesser of (i) two times the maximum number of shares allowed to be sold for a Regular Purchase with applicable consolidated closing bid price of our common stock established by the Nasdaq Capital Market or (ii) 20% of the trading volume of the Common Stock on the business day following VWAP Purchase Notice. The VWAP Purchase Price is the lesser of (i) the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the VWAP Purchase Date; or (ii) 95% of volume weighted average price for the Common Stock on the VWAP Purchase Date.

The Purchase Price and VWAP Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price and VWAP Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Cobblestone Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The Purchase Agreement provides that the Company and Cobblestone Capital shall not effect any sales under the Purchase Agreement on any purchase date where the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Cobblestone Capital. Cobblestone Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.

In addition, the total number of shares of common stock that may be issued under Purchase Agreement, including the Commitment Shares, will be limited to the Exchange Cap, which equals 19.99% of our outstanding shares of our common stock as of the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap will be adjusted for any stock dividend, stock split, reverse stock split or similar transaction. The foregoing limitation will not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of our common stock issued under the Purchase Agreement is equal to or greater than a price equal to the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the date of the Purchase Agreement. In no event will we be required or permitted to issue any shares of our common stock under the Purchase Agreement if such issuance would violate the rules or regulations of the Nasdaq Capital Market.

Further, we will not issue any shares of our common stock under Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by Cobblestone Capital and its affiliates would result in the beneficial ownership by Cobblestone Capital and its affiliates of more than 9.99% of the then issued and outstanding shares of our common stock.

There are no limitations on use of proceeds, financial or business covenants, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Cobblestone Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

There are no restrictions on future fundings other than the Company agreed that during the lesser of (i) 30 months from the date of the Purchase Agreement or (ii) the period when Cobblestone Capital still owns the shares of Common Stock issued to Cobblestone Capital under the Purchase Agreement, the Company will not issue without consent of Cobblestone Capital any floating conversion rate or variable priced securities convertible into Common Stock if such convertible securities shall have no floor price associated therewith (excluding any at-the-market offerings with a registered broker-dealer).

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock Purchase Agreement, on any trading day selected by us on which the consolidated closing bid price of our common stock established by the Nasdaq Capital Market exceeds $0.25 per share, we may direct Cobblestone Capital to purchase up to 200,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the purchase date; or

•	the arithmetic average of the three lowest consolidated closing bid price of our common stock established by the Nasdaq Capital Market during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Cobblestone Capital and our stock price is not less than $0.25 per share, we also have the right, in our sole discretion, to present Cobblestone Capital with a VWAP Purchase Notice directing Cobblestone Capital to purchase on the VWAP Purchase Date an amount of stock to not exceed the lesser of (i) two times the maximum number of shares allowed to be sold for a Regular Purchase with applicable consolidated closing bid price of our common stock established by the Nasdaq Capital Market or (ii) 20% of the trading volume of the Common Stock on the business day following VWAP Purchase Notice.

The VWAP Purchase Price is the lesser of

•       the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the VWAP Purchase Date; or

•       95% of volume weighted average price for the Common Stock on the VWAP Purchase Date

The Purchase Price and VWAP Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price and VWAP Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Cobblestone Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Cobblestone Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than $0.25 per share.

Events of Default

We may not require and Cobblestone Capital will not be obligated or permitted to purchase any shares of our common stock under the Purchase Agreement so long as any of the following events of default occurs:

•	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Cobblestone Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Cobblestone Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the Commission such lapse or unavailability may continue for a period of no more than 60 consecutive business days (extended for up to an additional 30 business days if we receive a comment letter from the Commission in connection therewith);

•	the suspension our common stock from trading for a period of one trading day;

•	the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

•	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of 20 business days;

•	if we commence a voluntary insolvency or bankruptcy proceedings under bankruptcy law, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian of the Company or for all or substantially all of our and our subsidiaries’ property, or make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us in an involuntary case, appoints a custodian of the Company or for all or substantially all of its and its subsidiaries’ property, or orders the liquidation of the Company; or

•	we cease for more than one business day to be eligible, through our transfer agent, to issue and transfer shares of our common stock electronically to third parties via the DTC FAST Program of DTC’s DWAC system.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Cobblestone Capital Termination Right

Cobblestone Capital may, by delivering a prior five business days’ notice to the Company, terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•	if we commence a voluntary insolvency or bankruptcy proceedings under bankruptcy law, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian of the Company or for all or substantially all of our and our subsidiaries’ property, or make a general assignment for the benefit of our creditors; or

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us in an involuntary case, appoints a custodian of the Company or for all or substantially all of its and its subsidiaries’ property, or orders the liquidation of the Company.

No Short-Selling or Hedging by Cobblestone Capital

Cobblestone Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Cobblestone Capital to sell any or all of the 4,694,528 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The sale by Cobblestone Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Cobblestone Capital may ultimately purchase all, some or none of the 4,694,528 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Cobblestone Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Cobblestone Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Cobblestone Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Cobblestone Capital of up to $10 million of our shares of common stock. However, we estimate that we will sell no more than 4,386,836 shares to Cobblestone Capital under the Purchase Agreement (exclusive of the Commitment Shares), all of which are included in this offering. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 4,694,528 shares included in this prospectus to Cobblestone Capital under the Purchase Agreement. In the event we elect to issue more than 4,694,528 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Cobblestone Capital in this offering is dependent upon the number of shares purchased by Cobblestone Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Cobblestone Capital after giving effect to the sale of shares of common stock issued to Cobblestone Capital at varying purchase prices:

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Cobblestone Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Cobblestone Capital (3)
$0.65	$2,851,443.00	4,386,836	19.32%
$1.00	$2,851,443.00	2,851,443	13.47%
$1.50	$2,851,443.00	1,900,962	9.40%
$2.00	$2,851,443.00	1,425,722	7.22%
$2.50	$2,851,443.00	1,140,577	5.86%

(1)	Excludes Commitment Shares (estimated on the assumption that the average of volume weighted average price for our common stock during the 3 trading days period immediately preceding the date of issuance of such shares will be $0.65) that will be issued under the Purchase Agreement between the Company and Cobblestone Capital upon the earlier of (i) on or 1 business day after the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement. The number of such Commitment Shares will be calculated to have a value equivalent to $200,000 using the average of volume weighted average price for the Common Stock during the 3 trading day period immediately preceding the date of issuance of such shares.

(2)	The total number of shares of common stock that may be issued under Purchase Agreement, including the Commitment Shares, will be limited to the Exchange Cap, which equals 19.99% of our outstanding shares of our common stock as of the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap will be adjusted for any stock dividend, stock split, reverse stock split, or similar transaction. The foregoing limitation will not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of our common stock issued under the Purchase Agreement is equal to or greater than a price equal to the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the date of the Purchase Agreement. In no event will the Company be required or permitted to issue any shares of our common stock under the Purchase Agreement if such issuance would violate the rules or regulations of the Nasdaq Capital Market. Further, we will not issue any shares of our common stock under Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by Cobblestone Capital and its affiliates would result in the beneficial ownership by Cobblestone Capital and its affiliates of more than 9.99% of the then issued and outstanding shares of our common stock.

(3)	The denominator is based on 18,015,040 shares outstanding as of July 14, 2017, plus (i) an estimate of the Commitment Shares (for this illustration purposes only, based on an estimate of $0.65 per share average of volume weighted average price for our common stock during the 3 trading days period immediately preceding the date of issuance of such shares) that will be issued to Cobblestone Capital and plus (ii) the number of shares set forth in the adjacent column which we would have sold to Cobblestone Capital. The numerator is based on the number of shares which we may issue to Cobblestone Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $10 million in proceeds from the sale of our common stock to the selling stockholder under the Purchase Agreement described above. Any proceeds from the selling stockholder that we receive under the Purchase Agreement are expected be used for working capital and general corporate purposes.

DILUTION

The sale of our common stock to the selling stockholder pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. As a result, our net income per share, if any, would decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to sell shares, the more shares of our common stock we will have to issue pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

Our historical net tangible book value of common stock as of March 31, 2017 was approximately negative $9.7 million, or $(0.55) per share of common stock. Historical net tangible book value per share represents the amount of our total assets excluding any intangible asset that cannot be sold separately from all other assets of the business, less total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to (i) the issuance of the Commitment Shares and (ii) the sale of an additional 4,386,836 shares of common stock at an assumed offering price of $0.65 per share, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2017 would have been approximately $6.9 million, or $(0.31) per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.24 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $0.96 per share to investors participating in this offering.

The shares sold in this offering, if any, in addition to the Commitment Shares, may be sold from time to time at various prices.

This information is supplied for illustrative purposes only.

The calculations set forth above are based on the number of shares of common stock outstanding as of March 31, 2017 and assume no exercise of any outstanding options or warrant. To the extent that options or warrants are exercised, there will be further dilution to new investors.

SELLING Stockholder

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which it provided the information set forth in the table below.

				Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering		Shares of Common Stock Being Offered	Number of Shares	%(2)
Cobblestone Capital Partners, LLC (3)	307,692	(4)	4,694,528	—	—

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 18,015,040 shares of common stock outstanding on July 14, 2017.

(3)	Dahlia Harman is the Managing Member of Cobblestone Capital Partners, LLC (“Cobblestone Capital”). Dahlia Harman may be deemed to be a beneficial owner of common stock held by Cobblestone Capital. Dahlia Harman disclaims beneficial ownership of the common stock held by Cobblestone Capital.

(4)	As of the date hereof, none of the Commitment Shares have been issued to Cobblestone Capital. However, under the Purchase Agreement, the Commitment Shares are deemed to have been vested and earned as of the date the Purchase Agreement was executed. For purposes of this table only, the number of Commitment Shares was estimated. The actual number of the Commitment Shares will be determined pursuant to the terms of the Purchase Agreement on the earlier of (i) on or 1 business day after the Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement. We may elect in our sole discretion to sell to Cobblestone Capital up to an additional 4,386,836 shares (estimated on the assumption that the Commitment Shares will equal 307,692) under the Purchase Agreement but Cobblestone Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

Plan of Distribution

The common stock offered by this prospectus is being offered by Cobblestone Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Cobblestone Capital has informed us that each such broker-dealer will receive commissions from Cobblestone Capital which will not exceed customary brokerage commissions.

Cobblestone Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Cobblestone Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Cobblestone Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Cobblestone Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Cobblestone Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Cobblestone Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Cobblestone Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Cobblestone Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Cobblestone Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Cobblestone Capital.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock, as well as provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, both as filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.0001 per share. As of July 14, 2017, approximately 18,015,040 shares of common stock were outstanding. All outstanding shares of our common stock are fully paid and non-assessable.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to our stockholders, including dividend payments. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends will be paid at the sole discretion of our board of directors.

The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by our stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares of our common stock voting for the election of our directors can elect all of our directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Summary of Certain Provisions of Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws, as applicable, among other things, (1) provide our board with the ability to alter the bylaws without stockholder approval, and (2) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to our stockholders.

Anti-Takeover Effects of Delaware Law and Certificate of Incorporation and Bylaws

We are subject to the Delaware anti-takeover laws regulating corporate takeovers, including Section 203 of the Delaware General Corporation Law (“DGCL”). These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	the board of directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds (2/3) of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of us and may discourage attempts by other companies to acquire us even if it would be beneficial to stockholders.

Transfer Agent and Registrar

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 as our transfer agent and registrar.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “NETE”.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Costa Mesa, California.

EXPERTS

Daszkal Bolton LLP, independent registered public accounting firm, has audited our financial statements as of, and for the years ended, December 31, 2016 and 2015, included in our Annual Report on Form 10-K, for the years ended December 31, 2016 and 2015, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Daszkal Bolton LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public on the internet at a website maintained by the Commission located at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items), until all the securities offered under this prospectus are sold or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on March 31, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Commission on May 15, 2017;

•	Our Current Reports on Form 8-K filed with the Commission on January 20, 2017, January 27, 2017, February 10, 2017, March 3, 2017 (as amended by Amendment No. 1 to our Current Report on Form 8-K/A on March 22, 2017), March 8, 2017, March 17, 2017, March 24, 2017, April 3, 2017 (only with respect to Item 9.01), April 28, 2017, May 15, 2017 (only with respect to Item 9.01), May 23, 2017, May 25, 2017, June 9, 2017, July 3, 2017, July 6, 2017 and July 7, 2017;

•	Our preliminary proxy statement on Schedule 14A filed with the Commission on July 12, 2017; and

•	The descriptions of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on September 28, 2010 and amended on October 2, 2012, and any other amendment or report filed for the purposes of updating such descriptions.

Documents incorporated by reference are available from the Commission as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Net Element, Inc.

3363 NE 163rd St., Suite 705

North Miami Beach, Florida 33160

(305) 507-8808

 Attention: Chief Financial Officer

NET ELEMENT, INC.

4,694,528 Shares

Common Stock

July 17, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.         Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities registered hereby. Other than the Commission registration fee, all of the amounts below are estimates.

Commission registration fee	$266.61

Accounting fees and expenses	$5,000.00

Legal fees and expenses	$30,000.00

Financial printing and miscellaneous expenses	$5,000.00

Transfer Agent fees	$1,500.00

Total	$41,766.61

Item 14.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

In addition, our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, subject to the limits of the policies, insuring such persons against various liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 12, 2012)

2.2	Contribution Agreement, dated April 16, 2013, among Net Element International, Inc., Unified Payments, LLC, TOT Group, Inc., Oleg Firer, and Georgia Notes 18 LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 17, 2013)

2.3	Term Sheet, dated May 20, 2013, among TOT Group, Inc., Net Element International, Inc. and Aptito.com, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 22, 2013)

2.4	Asset Purchase Agreement, dated June 18, 2013, between Aptito, LLC and Aptito.com, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2013)

2.5	Contribution Agreement, dated September 25, 2013, among T1T Lab, LLC, Net Element International, Inc. and T1T Group, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 25, 2013)

2.6	Assignment of Membership Interest, dated February 11, 2014, among T1T Group, LLC, Net Element, Inc., and T1T LAB, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Annual Report on Form 10-K filed with the Commission on April 15, 2014)

2.7	Binding Offer Letter, dated March 16, 2015, among TOT Group Europe Ltd., Maglenta Enterprises Inc. and Champfremont Holding Ltd. (incorporated by reference to Exhibit 2.1 to Net Element’s Current Report on Form 8-K/A filed with the Commission on March 20, 2015)

3.1	Certificate of Corporate Domestication of Cazador, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.2	Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.3	Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.4	Certificate of Merger, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 5, 2013, changing the Company’s name from Net Element International, Inc. to Net Element, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation, to increase authorized common stock to 200 million shares (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 17, 2014)

3.7	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated June 15, 2015, to increase authorized common stock to 300 million shares (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2015)

3.9	Amendment No. 1 to the Bylaws of the Company, dated June 15, 2015 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2015)

3.10	Amendment No. 2 to the Bylaws of the Company, dated July 10, 2015(incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 10, 2015)

3.11	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 24, 2016)

3.12	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, dated June 15, 2016, to increase authorized common stock to 400 million shares (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2016)

4.1	Specimen Common Stock Certificate of Net Element International, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 filed by the Company with the Commission on August 31, 2012)

4.2	Warrant Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 filed by the Company with the Commission on September 3, 2010)

4.3	Registration Rights Agreement by and between Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd. and Others (incorporated by reference to Exhibit 10.5 to the Registration Statement, as amended, on Form F-1/A filed by the Company with the Commission on October 6, 2010)

4.4	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Registration Statement, as amended, on Form F-1/A filed by the Company with the Commission on October 6, 2010)

4.5	Secured Convertible Senior Promissory Note dated April 21, 2014 between the Company and Cayman Invest, S.A. (incorporated by reference to Exhibit 4.1 to Net Element’s Current Report on Form 8-K filed with the Commission on April 22, 2014)

4.6	Form of Amended and Restated Restricted Options to Purchase Shares of Restricted Common Stock (incorporated by reference to Exhibit 4.2 to Net Element’s Current Report on Form 8-K filed with the Commission on October 7, 2015)

4.7	Form of Option to Kenges Rakishev to Purchase Shares of Restricted Common Stock (incorporated by reference to Exhibit 4.1 to Net Element’s Current Report on Form 8-K filed with the Commission on January 22, 2016)

4.8	Registration Rights Agreement, dated as of July 6, 2016, between the Company and ESOUSA Holdings, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 12, 2016)

4.9	Registration Rights Agreement, dated as of July 5, 2017, between the Company and Cobblestone Capital Partners LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 7, 2017)

5.1*	Opinion of Snell & Wilmer L.L.P.

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed by the Company with the Commission on September 3, 2010)

10.2	Memorandum of Understanding, dated March 23, 2012, by and between Cazador Acquisition Corporation Ltd. and Cazador Sub-Holdings Ltd. (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 30, 2012)

10.3	Membership Interest Purchase Agreement (Motorsport) dated as of February 1, 2011 between Enerfund, LLC and the Company (incorporated by reference to Exhibit 10.29 to the Company’s Transition Report on Form 10-KT/A filed with the Commission on February 3, 2011)

10.4	Joint Venture Agreement, dated April 6, 2012, between Net Element, Inc. and Igor Yakovlevich Krutoy (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on April 12, 2012)

10.5	Loan Agreement, dated July 4, 2012, between OOO Sat-Moscow and OOO Net Element Russia (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on July 10, 2012)

10.6	Credit Agreement, dated August 17, 2012, between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on August 23, 2012)

10.7	Agreement of Property Rights Pledge, dated August 17, 2012, between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the Commission on August 23, 2012)

10.8	General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Monetary Claim (Factoring) within Russia, dated September 19, 2012, between Alpha-Bank and OOO TOT Money (including related supplementary agreements) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 10, 2012)

10.9	Supplemental Agreements dated September 19, 2012, which amend the General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Monetary Claim (Factoring) within Russia, dated September 19, 2012, between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the Commission on April 12, 2013)

10.10#	Management and Consulting Services Agreement, dated October 24, 2012, between Bond Street Management LLC and Net Element International Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 30, 2012)

10.11	Agreement on transfer of rights and obligations, dated July 1, 2012, among Mobile Telesystems OJSC, OOO RM-Invest and OOO TOT Money, with respect to Contract No. D0811373, dated July 1, 2008, between Mobile Telesystems OJSC and OOO RM-Invest (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from this Agreement. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.33 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.12	Contract No. D0811373, dated July 1, 2008, between Mobile Telesystems OJSC and OOO RM-Invest (including material supplementary agreements related thereto) (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. D0811373 and certain of the material supplementary agreements related thereto. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.34 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.13	Contract No. CPA-86, dated September 1, 2012, between OJSC Megafon and OOO TOT Money (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. CPA-86. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.35 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.14	Contract No. 0382, dated September 20, 2012, between OJSC VimpelCom and OOO TOT Money (including Supplementary Agreement No. 1 thereto) (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. 0382 and Supplementary Agreement No. 1 thereto. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.35 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.15	Loan Agreement, dated November 26, 2012, between Net Element International, Inc. and Infratont Equities Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 30, 2012)

10.16	Term Sheet, dated March 8, 2013, between Unified Payments, LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.17	Loan Agreement, dated March 8, 2013, among Net Element International, Inc., Unified Payments, LLC, Oleg Firer and Georgia Notes 18 LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.18	Form of Secured Revolving Note made by Unified Payments, LLC and payable to Net Element International, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.19	Non-Recourse Guaranty, dated March 8, 2013, by Oleg Firer and Georgia Notes 18 LLC for the benefit of Net Element International, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.20	Pledge Agreement, dated March 8, 2013, among Oleg Firer, Georgia Notes 18 LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.21	Loan Agreement, dated July 12, 2012, between OOO TOT Money and OOO RM Invest, as amended on July 30, 2012, August 17, 2012 and February 25, 2013 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the Commission on April 12, 2013)

10.22	Termination Agreement for Management and Consulting Agreement, dated April 15, 2013, between Net Element International, Inc. and Bond Street Management LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 17, 2013)

10.23	Form of Indemnification Agreement for executive officers, entered into between Net Element International, Inc. and each of Jonathan New, Dmitry Kozko, and Francesco Piovanetti (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 15, 2013)

10.24	Contract No. CPA/ML-17, dated March 1, 2013, between ZAO MegaLabs and OOO TOT Money (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 15, 2013) (Net Element, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. CPA/ML-17. The omitted information has been separately filed with the Commission.)

10.25	Commercial Lease, dated May 1, 2013, between BGC LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.26	Promissory Note, dated May 13, 2013, in the original principal amount of $2 million made by Net Element International, Inc. and payable to K1 Holding Limited (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.27	Letter Agreement, dated January 14, 2013, among OOO TOT Money, Tcahai Hairullaevich Katcaev and Varwood Holdings Limited (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.28	Letter Agreement, dated July 1, 2013, among OOO TOT Money, OOO NETE, Net Element International, Inc. and Tcahai Hairullaevich Katcaev (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.29	Settlement, Separation Agreement and General Release, dated May 10, 2013, between Net Element International, Inc. and Curtis Wolfe (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.30	Letter Agreement, dated August 28, 2013, among Net Element International, Inc., Oleg Firer, Steven Wolberg, Vladimir Sadovskiy, Georgia Notes 18, LLC, Kenges Rakishev and Mike Zoi (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 10, 2013)

10.31	Services Agreement, dated December 5, 2013, between Net Element International, Inc. an K 1 Holding Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

10.32	Letter Agreement, dated December 5, 2013, among TGR Capital, LLC, Net Element International, Inc. and K 1 Holding Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

10.33	Form of Incentive Stock Option Award Agreement Under the Net Element, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2015)

10.34	Form of Non-Qualified Stock Option Award Agreement Under the Net Element, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2015)

10.35	Form of Restricted Share Award Agreement Under the Net Element, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2015)

10.36	Assignment of Membership Interest, dated February 11, 2014, between Net Element, Inc. and T1T Group, LLC (incorporated by reference to Exhibit 10.1 to Net Element’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 15, 2014)

10.37	Loan and Security Agreement, dated June 30, 2014, among RBL Capital Group, LLC, as lender, and TOT Group, Inc., TOT Payments, LLC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC and TOT New Edge, LLC, as co-borrowers (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on July 2, 2014)

10.38	Amendment No. 1 effective June 30, 2014 between the Company and Oleg Firer, Steven Wolberg, Georgia Notes 18, LLC and Vladimir Sadovskiy (incorporated by reference to Exhibit 10.2 to Net Element’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the Commission on August 14, 2014)

10.39	Master Exchange Agreement, dated as of September 15, 2014 between the Company and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on September 15, 2014)

10.40	Supplement Agreement No. 14, dated May 21, 2014 (but executed by OOO TOT Money on September 17, 2014), to the General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Receivables (Factoring) within Russia, dated September 19, 2012, between JSC Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on September 24, 2014)

10.41	Supplement Agreement No. 15, dated September 17, 2014, to the General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Receivables (Factoring) within Russia, dated September 19, 2012, between JSC Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the Commission on September 24, 2014)

10.42	General Agreement No. 09969-HP on General Conditions of Factoring Services under “Liquidity” Program, dated as of November 5, 2014, between Bank Otkritie Financial Corporation and TOT Money Limited Liability Company (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on November 19, 2014)

10.43	Additional Agreement on Factoring Services under “Finance” Program to General Agreement on General Conditions of Factoring Services under “Liquidity” Program No. 09969-HP as of November 5, 2014 (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the Commission on November 19, 2014)

10.44	Equity Distribution Agreement between the Company and Revere Securities, LLC (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on January 28, 2015)

10.45	Securities Purchase Agreement (Series A Preferred Stock) among the Company and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.46	Voting Agreement (related to Series A Preferred Stock sale) among the Company and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.47	Form of Lock-Up Agreement (related to Series A Preferred Stock transaction) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.48	Securities Purchase Agreement (Senior Convertible Notes and Warrants) among the Company and the investors party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K/A filed with the Commission on July 17, 2015)

10.49	Registration Rights Agreement among the Company and the investors party thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.50	Form of Lock-Up Agreement (related to Senior Convertible Notes and Warrants transaction) (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.51	Form of Voting Agreement (related to Senior Convertible Notes and Warrants transaction) among the Company and the stockholders thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.52	Acquisition Agreement, dated May 20, 2015, among TOT Group Europe Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc. and Champfremont Holding Ltd., Polimore Capital Limited, Brosword Holding Limited and other Target Companies listed in Exhibit B thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

10.53	Escrow Agreement, dated May 20, 2015, among TOT Group Europe Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc., Champfremont Holding Ltd. and Reznick Law, PLLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

10.54	Guaranty, dated May 20, 2015, among Net Element, Inc., Maglenta Enterprises Inc. and Champfremont Holding Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

10.55	Guaranty, dated May 20, 2015, by Lacerta Management Ltd in favor of TOT Group Europe Ltd., and ТOT Group Russia LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-Kfiled with the Commission on May 27, 2015)

10.56	Letter Agreement, dated August 4, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2015)

10.57	Letter Agreement, dated August 4, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2015)

10.58	Letter Agreement, dated as of September 11, 2015, among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 16, 2015)

10.59	Additional Letter Agreement among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2015)

10.60	Amendment to Letter Agreement dated August 4, 2015, dated December 1, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 2, 2015)

10.61	Amendment to Letter Agreement dated August 4, 2015, dated December 1, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 2, 2015)

10.62	Second Additional Letter Agreement among the Company and Kenges Rakishev (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2016)

10.63	Amendment No. 1, dated April 14, 2016, to Second Additional Letter Agreement, dated as of January 21, 2016, between the Company and Kenges Rakishev (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 15, 2016)

10.64	Letter Agreement between the Company and RBL Capital Group, LLC, dated April 28, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 28, 2016)

10.65	Master Exchange Agreement, dated as of May 2, 2016, between the Company and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2016)

10.66	Amendment to the Master Exchange Agreement, dated as of May 2, 2016 between the Company and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2017)

10.67	Amendment No. 1, dated as of May 2, 2016, to the Loan and Security Agreement among TOT Group, Inc., TOT Payments, LC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC, TOT New Edge, LLC and RBL Capital Group, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 4, 2016)

10.68#	2013 Equity Incentive Plan approved on December 5, 2013 (incorporated by reference to Appendix “A” to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on November 4, 2013)

10.69#	Amendment to 2013 Equity Incentive Plan approved on December 9, 2014 (incorporated by reference to Appendix “B” to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 31, 2014)

10.70#	Amendment to 2013 Equity Incentive Plan approved on June 15, 2016 (incorporated by reference to Appendix “B” to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2016)

10.71	Common Stock Purchase Agreement, dated as of July 6, 2016, between the Company and ESOUSA Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 12, 2016)

10.72	Binding Letter of Intent, dated as of July 21, 2016, among the Company, PayStar, Inc. and Nexcharge, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 21, 2016)

10.73	Settlement Agreement Amendment among Net Element, Inc., TOT Group Europe, Ltd., TOT Group Russia LLC, Maglenta Enterprises Inc. and Champfremont Holding Ltd. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on October 31, 2016)

10.74	Amendment to the Acquisition Agreement among Net Element, Inc., TOT Group Europe, Ltd., TOT Group Russia LLC, Maglenta Enterprises Inc., Champfremont Holding Ltd. and the Target Companies parties thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on October 31, 2016)

10.75	Second Amendment to the Acquisition Agreement among Net Element, Inc., TOT Group Europe, Ltd., TOT Group Russia LLC, Maglenta Enterprises Inc., Champfremont Holding Ltd. and the Target Companies parties thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on March 17, 2017)

10.76	Promissory Note, dated March 1, 2017, in the original principal amount of $348,083.32 made by the Company and payable to Star Equities LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2017)

10.77	Amendment to Commercial Lease, dated September 12, 2016, between BGC LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.77 of the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2017)

10.78	Second Amendment to Commercial Lease, dated November 16, 2016, between BGC LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.78 of the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2017)

10.79	Corporate Guaranty, dated March 23, 2017, by Net Element, Inc. in favor of Cynergy Data, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on March 24, 2017)

10.80	Amendment to Master Exchange Agreement, dated as of March 3, 2017, between the Company and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2017)

10.81	Loan Agreement, dated as of May 18, 2017, among Priority Payment Systems LLC, as lender, and TOT Payments, LLC, TOT New Edge, LLC, Process Pink, LLC and TOT FBS, LLC, as co-borrowers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2017)

10.82	Promissory Note, dated May 18, 2017, by TOT Payments, LLC, TOT New Edge, LLC, Process Pink, LLC and TOT FBS, LLC in favor of Priority Payment Systems LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2017)

10.83	Security Agreement, dated as of May 18, 2017, by TOT Payments, LLC, TOT New Edge, LLC, Process Pink, LLC and TOT FBS, LLC in favor of Priority Payment Systems LLC, as secured party (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2017)

10.84	Corporate Guaranty, dated March 17, 2017, by Net Element, Inc. in favor of Priority Payment Systems LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2017)

10.85	Amendment of Settlement Agreement among Net Element, Inc., Maglenta Enterprises Inc. and Champfremont Holding Ltd. (accepted and agreed to by TOT Group Europe, Ltd., TOT Group Russia LLC) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on May 25, 2017)

10.86	Amendment to Loan Agreement, dated as of June 27, 2017, among Priority Payment Systems LLC, as lender, and TOT Payments, LLC, TOT New Edge, LLC, Process Pink, LLC and TOT FBS, LLC, as co-borrowers (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2017)

10.87	Common Stock Purchase Agreement, dated as of July 5, 2017, between the Company and Cobblestone Capital Partners LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 7, 2017)

16.1	Letter regarding change in certifying accountant from Daszkal Bolton LLP to the Securities and Exchange Commission, dated November 21, 2012 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 26, 2012)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2017)

23.1*	Consent of Independent Registered Public Accounting Firm (Daszkal Bolton LLP)

23.2*	Consent of Snell & Wilmer L.L.P. (including in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

# Indicates management contract or compensatory plan or arrangement.

* Filed herewith.

Item 17.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on July 17, 2017.

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of Net Element, Inc. whose signatures appear below, hereby constitute and appoint Jonathan New and Oleg Firer, and each of them severally, their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement on Form S-3, including post-effective amendments and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oleg Firer	Chief Executive Officer and Director	July 17, 2017
Oleg Firer	(Principal Executive Officer)

/s/ Jonathan New	Chief Financial Officer	July 17, 2017
Jonathan New	(Principal Financial Officer; Principal Accounting Officer)

/s/ Kenges Rakishev	Director	July 17, 2017
Kenges Rakishev

/s/ Howard Ash	Director	July 17, 2017
Howard Ash

/s/ James Caan	Director	July 17, 2017
James Caan

/s/ Drew Freeman	Director	July 17, 2017
Drew Freeman